Exhibit 10.1

Clarient, Inc.

31 Columbia

Aliso Viejo, CA 92626

September 17, 2009

Kenneth J. Bloom, M.D.

31 Columbia

Aliso Viejo, CA  92656

Dear Dr. Bloom:

Clarient Inc., a Delaware corporation (“Clarient”), is pleased to enter into this letter agreement (this “Letter Agreement”) with you (“Executive”) which will address the terms of Executive’s employment with Clarient.  Clarient considers it essential to its best interests to attract and foster the continuous employment of key management personnel and the arrangements described in this Letter Agreement are intended to address that goal.

1.             Duties.  Executive shall continue to serve as the Chief Medical Officer of Clarient and shall report to Clarient’s Chief Executive Officer.  Executive shall be responsible for the technical oversight and management of the diagnostics services laboratory operated by Clarient and Clarient Diagnostics Services, Inc., a Delaware corporation and wholly owned subsidiary of Clarient (“CDS”), and shall have such other duties and responsibilities as are consistent with Executive’s position and as may be requested from time to time by the Chief Executive Officer of Clarient.  Executive will receive compensation from Clarient for Executive’s employment hereunder as set forth in Section 3 below.  Notwithstanding any of the foregoing, Executive shall not be required to provide, nor shall he provide, any professional pathology or other medical services to Clarient or CDS in his capacity as Chief Medical Officer of Clarient, nor shall Clarient bill any third parties (including Medicare and private health insurers), clients or patients for any services provided by Executive in his capacity as Chief Medical Officer to Clarient or CDS hereunder, and under no circumstances shall Clarient compensate Executive for any professional pathology or other medical services performed by Executive in his capacity as President of Clarient Pathology Services, Inc., a California professional corporation (“CPS”).  This Letter Agreement amends, restates and supersedes in its entirety the employment letter agreement, dated as of December 15, 2008, by and among Clarient, CPS and Executive.

2.             Term.  Notwithstanding anything herein to the contrary, Executive’s employment relationship with Clarient is employment “at will.”  Executive’s employment with Clarient may be terminated by Clarient, on the one hand, or by Executive, on the other hand, at any time (subject to the notice provision below), in each case without any liability or obligation, except as set forth in this Letter Agreement.  If Executive terminates his employment, he shall give Clarient written notice of such termination not less than thirty (30) days prior to the effective date of such termination.  In light of the severance benefits provided for in Section 6, Clarient will have no obligation to give Executive prior notice of any such termination by Clarient (whether or not such termination is without cause).

3.             Compensation.

(a)           Base Salary.  During the term of Executive’s employment, Executive will receive a base salary of $135,000 per annum (effective September 19, 2009), payable by Clarient in bi-weekly increments in accordance with Clarient’s current payroll policies and procedures, subject to annual salary and performance review and potential salary increases (but not reductions) at the sole discretion of Clarient’s Board of Directors or Compensation Committee.

(b)           Bonus.  Executive will be eligible for a performance-based bonus as a participant in the Clarient Management Incentive Plan (the “MIP”) (target incentives as determined by the Compensation Committee of Clarient’s Board of Directors) with an annual target payment of 50% of base salary, pro-rated for the number of months of service in any given year.  Potential exists to receive as much as twice this figure based on achievement of corporate and personal objectives.  Any bonus that becomes payable under this subsection (b) shall be paid in accordance with Clarient’s standard practices under the MIP, but in no event after the later of (i) the 15th day of the third month following Executive’s first taxable year in which such bonus is no longer subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month following the first taxable year of Clarient in which such bonus is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other guidance issued thereunder.  Notwithstanding anything herein to the contrary, for purposes of calculating any bonus that may become payable to Executive under the MIP in respect of any calendar year during which CPS does not maintain a comparable management incentive plan, Executive’s base salary shall equal the Aggregate Annual Base Salary.  For calendar year 2009, the Aggregate Annual Base Salary shall be $450,000.  For purposes of this Letter Agreement, “Aggregate Annual Base Salary” means the aggregate amount of the base salaries earned by Executive from each of Clarient and CPS in a given calendar year.

4.             Change of Control/Equity Grants.  If Executive is employed by Clarient immediately prior to the occurrence of a Change of Control (as defined below), then, notwithstanding anything to the contrary contained in the stock option agreements by and between Clarient and Executive identified on Schedule 1 hereto (the “Option Agreements”), all shares subject to the stock options granted under the Option Agreements shall vest and become exercisable immediately prior to the consummation of such Change of Control.  Notwithstanding the foregoing, with respect to the stock option granted to Executive by Clarient on April 3, 2006, the parties agree that 48,000 shares which were covered by such stock option and which were subject to performance vesting conditions, which conditions were not attained, did not vest, and for the avoidance of doubt, such stock option shall not be exercisable with respect to such 48,000 shares and is hereby cancelled with respect thereto; however, this sentence shall have no effect on the 32,000 shares which were covered by such stock option, but which were not subject to performance vesting conditions.  Except as expressly provided herein, all terms and conditions of the Option Agreements shall remain in full force and effect.  Additional equity grants may be awarded at the discretion of Clarient’s Board of Directors or Compensation Committee and, if made, will be made in a manner commensurate with equity grants made to other senior executives of Clarient, the terms and conditions of which shall be as determined under Clarient’s 2007 Incentive Award Plan and by Clarient’s Board of Directors or Compensation Committee.

5.             Fringe Benefits.

(a)           Executive will be paid a car allowance at the rate of $600 per month, paid on a monthly basis.  Without limiting Clarient’s obligation pursuant to the preceding sentence, in no event shall the monthly allowance be made later than December 31 of the year following the year in which the expense was incurred.  The allowance paid to Executive in one year shall not affect the allowance paid to Executive in any subsequent year and shall not be subject to liquidation in favor of any other benefit.

(b)           Executive shall be eligible to participate, subject to plan eligibility requirements, in Clarient’s group life and accidental death and dismemberment insurance in an amount equal to one times Executive’s Aggregate Annual Base Salary not to exceed $600,000 (assuming that Executive meets normal insurability requirements).  If insurability requirements cannot be met, the maximum amount of group life insurance benefit is $225,000.  Executive will be offered the opportunity to purchase voluntary life insurance for himself and his spouse and children, if applicable, and otherwise be eligible to participate in all other benefits programs offered generally by Clarient to its other senior executives, including medical, dental and vision insurance, short and long term disability insurance, 401(k) Plan, flexible spending account (Section 125) plan and employee assistance program, subject to such plans’ eligibility requirements.

(c)           Executive will also be entitled to twenty-two (22) days of vacation per annum which will accrue at the rate of 6.77 hours per pay period.  Executive may not accrue more than forty (40) hours above his eligible vacation allowance per year.  All vacation accrued will carry over year to year; however, the point at which the total number of vacation hours accrued exceeds the maximum allowable, no additional accruals will be earned until the amount is reduced below the maximum.

(d)           Executive shall be covered by Clarient’s directors and officers liability insurance policies and indemnification policies on the same terms and conditions as apply to Clarient’s other senior executives.  This provision shall survive termination of this Agreement and shall not be covered by the release contemplated by Section 6(d).

6.             Severance Payments.  Subject to the provisions of subsection (d) and Section 11 below and the other terms and conditions of this Letter Agreement, in the event Executive has incurred a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) from Clarient by reason of a termination of Executive’s employment:  (a) by Clarient without “cause,” (b) by Executive for “good reason” within twelve months after a Change of Control, or (c) by Executive as a result of Executive’s death or disability (any of the foregoing being a “Severance Termination”), Clarient will provide Executive the benefits described in this Section 6, which shall be the only severance benefits or other payments with respect to Executive’s employment with Clarient to which Executive shall be entitled.  Without limiting the generality of the foregoing, these benefits are in lieu of all salary, bonuses and vacation accruals (except for salary, bonuses and vacation accruals for periods ending on the date of termination as provided in Section 8 below) and other rights Executive may have against Clarient or any of its affiliates.

(a)           If a Severance Termination occurs, Executive will receive payment of an amount equal to twelve (12) months of his Aggregate Annual Base Salary in effect at the time of the Severance Termination.

(b)           Upon a Severance Termination, Executive will be able to exercise any options which have become vested and exercisable on or before the termination date and until the earlier of (i) the first anniversary of the date of termination or (ii) the expiration of the original term of the option.  Except as expressly provided herein, all terms and conditions of such Option Agreement shall remain in full force and effect.

(c)           Upon a Severance Termination, Executive will receive continued coverage under Clarient’s medical and health plans in accordance with COBRA rules and regulations following the termination date (including any period as may be required by law), provided that coverage will end if Executive obtains comparable coverage from a subsequent employer or otherwise ceases to be eligible for COBRA benefits.  If Executive chooses such continuation health insurance coverage, Executive will only pay the amount paid by Executive during his employment and Clarient will subsidize the remaining costs which are normally the responsibility of the former employee for twelve (12) months or until Executive obtains insurance through another employer, whichever occurs sooner.  Thereafter, Executive shall be solely responsible for paying the premiums for COBRA continuation coverage.  If Executive ceases to be eligible for COBRA because Clarient does not pay the premiums for its existing or group insurance policy or Clarient ceases to have a group healthcare plan, Clarient will pay Executive, for any portion of the period referred to above during which Executive’s COBRA eligibility ceases for such reasons, the amount of the premium it would have had to pay for Executive’s coverage under the then existing, or if none, the most recently existing, healthcare insurance policy.  Executive should consult with Clarient’s Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any life insurance policy.  Executive will be reimbursed in accordance with Clarient’s policies promptly for all of Executive’s reasonable and necessary business expenses incurred on behalf of Clarient prior to Executive’s termination date.  Without limiting Clarient’s obligation under the preceding sentence, the reimbursement of any expense under this subsection (c) shall be made no later than December 31 of the year following the year in which the expense was incurred.

(d)           All compensation and benefits described above in (a) through (c) of this Section 6 will be contingent upon (i) Executive’s execution of a release of all claims against Clarient and its affiliates and expiration of the seven-day revocation period referred to in the release, and (ii) Executive’s not engaging in any Solicitation (as defined in Section 7 of this Letter Agreement) during the period of his employment by Clarient or the one-year period following Executive’s termination date.

(e)           Subject to Section 11 below, Clarient will pay Executive the amount described in (a) above in equal bi-weekly installments for a period of twelve (12) months with the first payment being payable on the date when the seven-day revocation period referred to below with respect to the release expires.  Clarient will prepare the final release and deliver it to Executive within five business days of Executive’s termination of employment.  Executive will have twenty-one (21) days in which to consider the release although Executive may execute it sooner.  Please note that the release has a revocation period of seven days.

(f)            In this Letter Agreement, the term “cause” means (i) Executive’s failure to adhere to any lawful written policy of Clarient (unless Executive’s failure to adhere is at the request of the Board of Directors of Clarient) if Executive has been given a reasonable opportunity to comply with such policy and cure Executive’s failure to comply (which reasonable opportunity to cure must be granted for a period of at least ten (10) days and up to thirty (30) days, if reasonable), (ii) Executive’s appropriation (or attempted appropriation) of a business opportunity of Clarient, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Clarient, (iii) Executive’s misappropriation (or attempted misappropriation)

of any of Clarient’s funds or property (including, without limitation, trade secrets and other intellectual property), or (iv) Executive’s conviction of, or Executive’s entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.  In this Letter Agreement, the term “good reason” means (i) Executive’s assignment (without Executive’s consent) to a position, a title, responsibilities or duties of a materially lesser status or degree of responsibility than the position, responsibilities or duties of Chief Medical Officer of Clarient, or (ii) the relocation of Clarient’s offices at which Executive is principally employed to a location which is more than thirty (30) miles from the location of the Clarient’s principal offices on the date of this Letter Agreement; provided, however, that Executive must have given the written notice to Clarient that Executive believes he has the right to terminate employment for good reason, within ninety (90) days of the initial occurrence of such event, and Clarient fails to eliminate the good reason within fifteen (15) days after receipt of the notice.  Further, Executive’s termination of employment must occur within two (2) years from the initial occurrence of an event that constitutes good reason.

(g)           In this Letter Agreement, the term “Change of Control” means (i) the issuance, sale, transfer or acquisition of shares of capital stock of Clarient in a single transaction or a group of related transactions, as a result of which any entity, person or group (other than Safeguard Scientifics, Inc., Oak Investment Partners and/or their respective affiliates) acquires the beneficial ownership of newly issued, outstanding or treasury shares of the capital stock of Clarient having 50% or more of the combined voting power of Clarient’s then outstanding securities entitled to vote for at least a majority of the authorized number of directors of Clarient, or (ii) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business of Clarient are acquired directly or indirectly by another entity (other than Safeguard Scientifics, Inc., Oak Investment Partners and/or their respective affiliates).  An “affiliate” of an entity is an entity controlling, controlled by, or under common control with the entity specified, directly or indirectly through one or more intermediaries.  “Group” shall have the same meaning as in Section 13(d) of the Securities Exchange Act of 1934, as amended, and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Commission adopted under the Securities Exchange Act of 1934, as amended.

(h)           Executive will not be required to mitigate the amount of any payment provided for in this Letter Agreement by seeking other employment or otherwise and Executive shall be entitled to receive the severance payments provided in this Section 6 without regard to whether Executive obtains other employment or enters into other service relationships; provided, that Executive does not violate any of his obligations under this Section 6.

(i)            Executive acknowledges that the arrangements described in this Letter Agreement will be the only obligations of Clarient or its affiliates in connection with any determination by Clarient to terminate Executive’s employment with Clarient.  This Letter Agreement does not terminate, alter or affect Executive’s rights under any plan or program of Clarient in which Executive may participate, except as explicitly set forth herein.  Executive’s participation in such plans or programs will be governed by the terms of such plans and programs.

7.             Definition of Solicitation.

(a)           For purposes of Section 6(d) of this Letter Agreement, “Solicitation” shall mean (i) soliciting, enticing, or inducing any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of the laboratory services business of any other person, firm or corporation with respect to products or services which are competitive with products or services then sold or under development by Clarient’s laboratory services business or to cease doing business with Clarient or authorizing or knowingly approving the taking of such actions by any other person or (ii) soliciting, enticing, or inducing directly or indirectly, or hiring any person who presently is or at any time during the term hereof shall be an employee of Clarient to become employed by any other person, firm or corporation or to leave his or her employment with Clarient or authorizing or approving any such action by any other person or entity.  Providing a reference for an employee of Clarient will not, however, constitute Solicitation if the employee has decided to leave the employ of Clarient, is seeking other employment, and requests the reference.

(b)           For purposes of this Section 7, “Customer” means any person or entity which at the time of determination, if made prior to termination of employment, or, after termination of employment, at the time of such termination, shall be, or shall have been within one year prior to such time, a client, customer, OEM, distributor or reseller of Clarient.

(c)           Executive acknowledges (i) that his experience and capabilities are such that the conditions in Section 6(d) to his receiving the severance benefits referred to in Section 6 will not prevent him from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by him without losing the severance benefits and (ii) that he has, prior to the execution of this Letter Agreement, reviewed this Letter Agreement with his legal counsel.  Executive acknowledges that the provisions contained in this Section 7 and in Section 6(d) are reasonable and necessary to protect the legitimate business interests of Clarient, and that Clarient would not have entered into this Letter Agreement in the absence of such provisions.

8.             Other Payments in the Event of Termination of Employment.  In the event of termination of Executive’s employment for any reason, Executive will be entitled to receive, upon such termination, payment of all accrued, unpaid salary to the date of termination.  In addition, in the event of termination of Executive’s employment for any reason other than by Clarient for “cause,” Executive will be entitled to receive, upon such termination, a “pro rata portion” of his “bonus for the year of termination” (as those terms are defined below) payable no later than March 15th of the year following that in which such termination occurs.  “Pro rata portion” means the number of days in the calendar year in which termination occurs up to and including the date of termination divided by the total number of days in that full calendar year.  The “bonus for the year of termination” means the amount Executive would have been likely to earn if he had been employed for the full year, as determined in good faith by Clarient’s Board of Directors or Compensation Committee.

9.             Withholding; Nature of Obligations.  Clarient will withhold applicable taxes and other legally required deductions from all payments to be made hereunder.  Clarient’s obligations to make payments under this Letter Agreement are unfunded and unsecured and will be paid out of the general assets of Clarient.

10.           Representations, Warranties and Covenants of Executive.  Executive represents and warrants to Clarient that:  (a) he has full power and authority to enter into this Letter Agreement and to perform his duties hereunder; (b) the execution and delivery of this Letter Agreement and the performance of his duties hereunder shall not result in an actual (as opposed to merely asserted) breach of, or constitute an actual (as opposed to merely asserted) default under, any agreement or obligation to which he may be bound or subject, including, without limitation, any obligations of confidentiality, noncompetition, nonsolicitation or use of information; (c) this Letter Agreement represents a valid, legally binding obligation on him and is enforceable against him in accordance with its terms except as the enforceability of this Letter Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors; (d) to Executive’s knowledge, the services contemplated by this Letter Agreement do not (i) infringe any third party’s copyright, patent, trademark, trade secret or other proprietary right, or (ii) violate any law, statute, ordinance or regulation; and (e) except with respect to Executive’s concurrent employment by CPS, Executive has resigned from all positions as an employee, officer, director or executive of prior employers.  Executive covenants to Clarient that during his employment with Clarient (a) he shall not (i) intentionally use, in connection with his employment with Clarient, any confidential or proprietary information or materials belonging to any third person or entity, or (ii) knowingly violate any law, statute, ordinance or regulation and (b) he shall not breach (i) any agreement with any third party to keep in confidence any confidential or proprietary information, knowledge or data acquired prior to his execution of this Letter Agreement or (ii) any obligations of confidentiality, noncompetition, nonsolicitation or use of information.

11.           Section 409A.

(a)           Notwithstanding anything to the contrary in this Letter Agreement, if at the time of Executive’s Separation from Service with Clarient, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by Clarient in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Clarient will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service with Clarient (or the earliest date permitted under Section 409A of the Code), whereupon Clarient will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Letter Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Letter Agreement.

(b)           With respect to the provisions of this Letter Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Letter Agreement shall comply with the provisions of Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered.

(c)           In the event that following the date hereof, Clarient or Executive reasonably determines that any compensation or benefits payable under this Letter Agreement may become subject to taxes, interest or penalties imposed under Section 409A of the Code, Clarient and Executive shall work together to adopt such amendments to this Letter Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Letter Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Letter Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

12.           Miscellaneous.  This Letter Agreement will inure to the benefit of Executive’s personal representatives, executors, and heirs and Clarient’s successors and assigns.  In the event Executive dies while any amount payable under this Letter Agreement remains unpaid, all such amounts will be paid to the parties legally entitled thereto in accordance with the terms and conditions of this Letter Agreement.  No term or condition set forth in this Letter Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an officer of Clarient authorized to sign such writing by Clarient’s Board of Directors or Compensation Committee.  This Letter Agreement will be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws of any state.  Any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, will be settled exclusively by arbitration in Los Angeles County or Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

13.           Limit on Payments by Clarient.  Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any payment or benefit received or to be received by Executive in connection with a Change of Control or the termination of Executive’s employment (whether payable pursuant to the terms of this Letter Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Clarient or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by Executive if no such reduction was made.  For purposes of this Section 13, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from Clarient that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Clarient and reasonably acceptable to Executive (which may be, but will not be required to be, Clarient’s independent auditors).  The Accounting Firm shall submit its determination and detailed supporting calculations to both Executive and Clarient within fifteen (15) days after receipt of a notice from either Clarient or Executive that Executive may receive payments which may be “parachute payments.”  If the Accounting Firm determines that such reduction is required by this Section 13, Executive, in Executive’s sole and absolute discretion, may determine which Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and Clarient shall pay such reduced amount to Executive.  If the Accounting Firm determines that no reduction is necessary under this Section 13, it will, at the same time as it makes such determination, furnish Executive and Clarient an opinion that Executive shall not be liable for any excise tax under Section 4999 of the Code.  Executive and Clarient shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or Clarient, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 13.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 13 shall be borne by Clarient.

If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject and supersedes any prior discussions or agreements on this subject.

Sincerely,

Clarient, Inc.

/S/ RONALD A. ANDREWS
By: Ronald A. Andrews
Title: Chief Executive Officer

I agree to the terms and conditions of this Letter Agreement

/S/ KENNETH J. BLOOM
Kenneth J. Bloom, M.D.